As filed with the Securities and Exchange Commission on August 10, 2009
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRW AUTOMOTIVE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-0597059 (I.R.S. Employer Identification Number)
12001 Tech Center Drive
Livonia, Michigan 48150
(734) 855-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, or Registrant’s Principal Executive Offices)

Joseph S. Cantie
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(734) 855-2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class	Amount to be	Offering	Aggregate	Registration
of Securities to be Registered	Registered(1)	Price Per Unit(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.01 per share	—	—	—	—
Preferred Stock Purchase Rights(3)	—	—	—	—

(1)	There is being registered hereby such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices. There is also being registered such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Since an unspecified amount of shares of Common Stock registered hereby will be offered from time to time at indeterminate offering prices pursuant to an automatic shelf registration statement, the Registrant has elected to rely on Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended, to defer payment of the registration fee.

(3)	Each share of common stock includes an associated right (each, a “Preferred Stock Purchase Right”) to purchase one-thousandth of a share of series A junior participating preferred stock. Prior to the occurrence of specified events, the Preferred Stock Purchase Rights will not be exercisable or evidenced separately from the common stock. The Preferred Stock Purchase Rights initially will trade together with the common stock. The value attributable to the Preferred Stock Purchase Rights, if any, is reflected in the offering price of the common stock.

PROSPECTUS

TRW Automotive Holdings Corp.

Common Stock

We, or a selling stockholder, may offer and sell from time to time in one or more offerings shares of our common stock at prices and on terms determined at the time of any such offering. Each time any shares of common stock are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering. You should read this prospectus and any prospectus supplement, together with the documents we incorporate by reference, carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “TRW.” On August 7, 2009, the closing price of our common stock was $20.27 per share.

Investing in our common stock involves risks. You should consider the risk factors described in this prospectus, in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2009

As used in this prospectus, the terms “we,” “our,” “ours” and “us,” unless the context otherwise requires, refer to TRW Automotive Holdings Corp. and its subsidiaries.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “Commission,” using a “shelf” registration process. Under this shelf registration process, we and/or a selling stockholder, if applicable, may offer and sell from time to time common stock in one or more offerings or resales. Each time shares of common stock are offered, we will provide a supplement to this prospectus that contains specific information about the offering and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus or any free writing prospectus prepared by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, any accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The Company

We are among the world’s largest and most diversified suppliers of automotive systems, modules and components to global automotive original equipment manufacturers, or OEMs, and related aftermarkets. We conduct substantially all of our operations through subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products. Active safety related products principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products principally refer to occupant restraints (primarily airbags and seat belts) and safety electronics (electronic control units and crash and occupant weight sensors).

In the first quarter of 2009, we began to manage and report on the Electronics business separately from our other operating segments. As a result, we have made appropriate adjustments to our segment-related disclosures for the first quarter of 2009 as well as historical figures, and we now operate our business along four segments: Chassis Systems, Occupant Safety Systems, Automotive Components and Electronics.

We are primarily a “Tier 1” original equipment supplier, with over 86% of our end-customer sales in 2008 made to major automotive OEMs. Of our 2008 sales, approximately 56% were in Europe, 30% were in North America, 9% were in Asia, and 5% were in the rest of the world. Our history in the automotive supply business dates back to the early 1900s.

Our principal executive offices are located at 12001 Tech Center Drive, Livonia, Michigan 48150, and our telephone number is (734) 855-2600. Our website address is http://www.trw.com. Our website is not part of this prospectus.

Forward-Looking Statements

This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. We intend that those statements be covered by the safe harbors created under those laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our periodic filings with the Commission, including those described under “Incorporation of Certain Information by Reference.” All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will be achieved.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including those set forth in this prospectus under the heading “Risk Factors,” in our reports incorporated by reference into this prospectus and in any accompanying prospectus supplement, and include:

•	any prolonged contraction in automotive sales and production adversely affecting our results, liquidity or the viability of our supply base;

•	the financial condition of OEMs, particularly Ford Motor Company, General Motors Corporation (“GM”) and Chrysler LLC (“Chrysler” and, together with Ford Motor Company and GM, the “Detroit Three”), adversely affecting us or the viability of our supply base;

•	disruptions in the financial markets adversely impacting the availability and cost of credit negatively affecting our business;

•	our substantial debt and resulting vulnerability to economic or industry downturns and to rising interest rates;

•	failure to comply with financial covenants in our debt instruments;

•	escalating pricing pressures from our customers;

•	commodity inflationary pressures adversely affecting our profitability and supply base;

•	our dependence on our largest customers;

•	any impairment of a significant amount of our goodwill or other intangible assets;

•	costs of product liability, warranty and recall claims and efforts by our customers to adversely alter contract terms and conditions concerning warranty and recall participation;

•	strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results;

•	any increase in the expense and funding requirements of our pension and other postretirement benefits;

•	risks associated with non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions;

•	work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers;

•	volatility in our annual effective tax rate resulting from a change in earnings mix or other factors;

•	costs or liabilities relating to environmental and safety regulations;

•	assertions by or against us relating to intellectual property rights;

•	the possibility that our largest stockholder’s interests will conflict with our or our other stockholders’ interests; and

•	and other risks and uncertainties set forth under “Risk Factors” herein and in our other filings with the Commission incorporated by reference herein.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus, in any prospectus supplement hereto and in our other filings with the Commission incorporated by reference herein and therein. We undertake no obligation to release publicly any update or revision to any of the forward-looking statements to reflect events or circumstances that arise after the date such statement is made or to reflect the occurrence of unanticipated events.

Risk Factors

A prolonged contraction in automotive sales and production could have a material adverse effect on our results of operations and liquidity and on the viability of our supply base.

Automotive sales and production are highly cyclical and depend, among other things, on general economic conditions and consumer spending and preferences (which can be affected by a number of issues, including fuel costs and the availability of consumer financing). As the volume of automotive production fluctuates, the demand for our products also fluctuates. Automotive sales and production deteriorated substantially in the second half of 2008. For example, during 2008, the Detroit Three’s North American production levels declined approximately 21% compared to 2007. Automotive sales and production are not expected to rebound significantly in the near term, which will have a continuing negative impact on our sales, liquidity and results of operations. Declines in Europe and North America most notably affect us given our concentration of sales in those regions, which accounted for 56% and 30%, respectively, of our 2008 sales.

These sales and production declines have led to our ongoing efforts to restructure our business and take other actions in order to reduce costs. However, our high levels of fixed costs can make it difficult to adjust our cost base to the extent necessary, or to make such adjustments on a timely basis. In addition, the lower level of forecasted sales and production can result in non-cash impairment charges as the value of certain long-lived assets is reduced. As a result, our financial condition and results of operations have been and are expected to continue to be adversely affected during periods of prolonged declining vehicle production.

Our liquidity could also be adversely impacted if our suppliers were to reduce normal trade credit terms as the result of any decline in our financial condition. Likewise, our liquidity could also be adversely impacted if our customers were to extend their normal payment terms, whether or not permitted under our contracts. If either of these situations occurred, we would need to rely on other sources of funding to bridge the additional gap between the time we pay to our suppliers and the time we receive corresponding payments from our customers.

As a result of the above factors, a prolonged contraction in automotive sales and production could have a material adverse effect on our results of operations and liquidity. In addition, our suppliers would also be subject to many of the same consequences which could adversely impact their results of operations and liquidity. If a supplier’s viability was challenged, it could impact the supplier’s ability to perform as we expect and consequently our ability to meet our own commitments.

The financial condition of OEMs, particularly the Detroit Three, may adversely affect our results and financial condition and the viability of our supply base.

In addition to the impact that production cuts and permanent capacity reductions by the Detroit Three have on our business and results of operations, the financial condition of the Detroit Three can also affect our financial condition. Significantly lower global production levels, tightened liquidity and increased cost of capital have combined to cause severe financial distress among many OEMs and have forced those companies to implement various forms of restructuring actions. In North America, the Detroit Three have suffered disproportionately from the decline in sales and production. As a result of this as well as structural issues specific to their companies (such as significant overcapacity and pension and healthcare costs), each of the Detroit Three is in the midst of unprecedented restructuring including, in the case of Chrysler and GM, reorganization under bankruptcy laws. There can be no assurance that any financial arrangements provided to the Detroit Three, or even the reorganization of Chrysler and GM through bankruptcy, will guarantee viability of the new entities.

While portions of GM and Chrysler have successfully emerged from bankruptcy proceedings in the U.S., it is still uncertain what portion of their respective sales will return and whether they can be viable at a lower level of sales. Since many of our suppliers also supply products directly to the Detroit Three, they may face liquidity issues based on their inability to be financially viable at a lower level of sales by the Detroit Three or the inability to obtain sufficient credit for their businesses. As a result, the financial condition of the Detroit Three may adversely affect our financial condition and that of our suppliers. In addition, the decrease in global production levels as a result of lower vehicle demand could also adversely impact the financial condition of other OEMs and, in turn, could adversely affect our financial condition and that of our suppliers.

Disruptions in the financial markets are adversely impacting the availability and cost of credit which could negatively affect our business.

Disruptions in the financial markets, including the bankruptcy, insolvency or restructuring of certain financial institutions, and the lack of liquidity generally are adversely impacting the availability and cost of incremental credit for many companies, including us, and may adversely affect the availability of credit already arranged including, in our case, credit already arranged under our revolving and receivables facilities. These disruptions are also adversely affecting the U.S. and world economy, further negatively impacting consumer spending patterns in the automotive industry. In addition, as our customers and suppliers respond to rapidly changing consumer preferences, they may require access to additional capital. Several of our customers have sought, or are in various stages of discussions regarding, possible financing from their respective governments where financing is not otherwise available. If required capital is not obtained or its cost is prohibitively high, their business would be negatively impacted which could result in further restructuring or even reorganization under bankruptcy laws. Any such negative impact, in turn, could negatively affect our business either through loss of sales to any of our customers so affected or through inability to meet our commitments (or inability to meet them without excess expense) because of loss of supplies from any of our suppliers so affected. There are no assurances that government responses to these disruptions will restore consumer confidence or improve the liquidity of the financial markets.

Our available cash and access to additional capital may be limited by our substantial debt.

We are a non-investment grade company with a significant level of debt. This amount of debt may limit our ability to obtain additional financing for our business. In addition, we need to devote substantial cash to the payment of interest on our debt, which means that cash may not be used for our other business needs. We may be more vulnerable to an economic or industry downturn and to rising interest rates than a company with less debt.

Our debt instruments contain, and future debt obligations likely will contain, covenants; our failure to comply with these covenants would materially and adversely affect our liquidity and business.

Our debt instruments contain numerous covenants that limit our operations, and our senior secured credit facilities require that we maintain specific financial ratios including a maximum leverage ratio and a minimum interest coverage ratio. Any debt financing incurred by us in the future could contain similar covenants. If we fail to comply with these covenants and are unable to obtain a waiver from our lenders or an amendment of the covenants, a default could result under our debt instruments and our debt may become immediately due and payable. We cannot assure you that we will be in compliance with the covenants in the future or that we will be able to obtain a waiver or an amendment of these covenants if necessary. Our ability to comply with the covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

Escalating pricing pressures from our customers may adversely affect our business.

Pricing pressure in the automotive supply industry has been substantial and is likely to continue. Virtually all vehicle manufacturers seek price reductions in both the initial bidding process and during the term of the contract. Price reductions have impacted our sales and profit margins and are expected to do so in the future. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations.

Commodity inflationary pressures may adversely affect our profitability and the viability of our Tier 2 and Tier 3 supply base.

Despite recent declines, the cost of most of the commodities we use in our business has generally increased over the past few years. Ferrous metals, base metals, resins, yarns, energy costs and other petroleum-based products have become more expensive. This has put significant operational and financial burdens on us and our suppliers. It is usually difficult to pass increased prices for manufactured components and raw materials through to our customers in the form of price increases and, even if passed through to some extent, the recovery is typically on a delayed basis. Furthermore, our suppliers may not be able to handle the commodity cost increases and continue to perform as we expect. The unstable condition of some of our suppliers or their failure to perform has caused us to incur additional costs which negatively impacted certain of our businesses in 2008. The continuation or worsening of these industry conditions together with the overall condition of our supply base may lead to further delivery delays, additional costs, production issues or delivery of non-conforming products by our suppliers in the future, which may have a negative impact on our results of operations.

Our business would be materially and adversely affected if we lost any of our largest customers.

For the year ended December 31, 2008, sales to our four largest customers on a worldwide basis were approximately 53% of our total sales. Although business with each customer is typically split among numerous contracts, if we lost a major customer or that customer significantly reduced its purchases of our products, there could be a material adverse effect on our business, results of operations and financial condition.

We have recorded a significant amount of goodwill and other identifiable intangible assets, which may become impaired in the future.

We have recorded a significant amount of goodwill, which represents the excess of cost over the fair value of the net assets of the business acquired, and other identifiable intangible assets, including trademarks, developed technologies, and customer relationships. Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge that is included in operating income. As the result of our annual impairment analysis, we adjusted goodwill and other identifiable intangible assets by $787 million. After such adjustment, as of December 31, 2008, goodwill and other identifiable intangible assets totaled $2,138 million or 23% of our total assets. We remain subject to future financial statement risk in the event that goodwill or other identifiable intangible assets become further impaired.

We may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us.

In our business, we are exposed to product liability and warranty claims. In addition, we may be required to participate in a recall of a product. Vehicle manufacturers are increasingly looking to their suppliers for contribution when faced with product liability, warranty and recall claims and we have been subject to continuing efforts by our customers to change contract terms and conditions concerning warranty and recall participation. We may see an increase in the number of product liability cases brought against us, as well as an increase in our costs to defend product liability cases, due to the bankruptcies of Chrysler and GM. In addition, vehicle manufacturers have experienced increasing recall campaigns in recent years. Product liability, warranty and recall costs may have a material adverse effect on our financial condition, results of operations and cash flows.

Strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations could materially impact our results of operations.

In 2008, approximately 75% of our sales originated outside of the United States. We translate sales and other results denominated in foreign currencies into U.S. dollars for our consolidated financial statements. This translation is based on average exchange rates during a reporting period. During times of a strengthening U.S. dollar, our reported international sales and earnings would be reduced because foreign currencies may translate into fewer U.S. dollars.

Separately, while we generally produce in the same geographic markets as our products are sold, our sales are more concentrated in U.S. dollars and in euros than our expenses, and therefore our profit margins and earnings could be reduced due to fluctuations or adverse trends in foreign currency exchange rates. While we employ financial instruments to hedge certain of these exposures, this does not insulate us completely from currency effects.

Our pension and other postretirement benefits expense and the funding requirements of our pension plans could materially increase.

Most of our employees participate in defined benefit pension plans or retirement/termination indemnity plans. The rate at which we are required to fund these plans depends on certain assumptions which depend in part on market conditions. As market conditions change, these assumptions may change, which could materially increase the necessary funding status of our plans, and may require us to contribute more to these plans earlier than we anticipated. Also, this could significantly increase our pension expenses and reduce our profitability.

We also sponsor other postretirement benefit (“OPEB”) plans for most of our U.S. and some of our non-U.S. employees. We fund our OPEB obligations on a pay-as-you-go basis and have no plan assets. If health care costs in the future increase more than we anticipated, our actuarially determined liability and our related OPEB expense could increase along with future cash outlays.

We are subject to risks associated with our non-U.S. operations.

We have significant manufacturing operations outside of the United States, including joint ventures and other alliances. Operations outside of the United States, particularly operations in emerging markets, are subject to various risks which may not be present or as significant for operations within U.S. markets. Economic uncertainty in some geographic regions in which we operate, including certain emerging markets, could result in the disruption of markets and negatively affect cash flows from our operations in those areas.

Risks inherent in our international operations include social plans that prohibit or increase the cost of certain restructuring actions; exchange controls; foreign currency exchange rate fluctuations including devaluations; the potential for changes in local economic conditions; restrictive governmental actions such as restrictions on transfer or repatriation of funds and trade protection matters, including antidumping duties, tariffs, embargoes and prohibitions or restrictions on acquisitions or joint ventures; changes in laws and regulations, including the laws and policies of the United States affecting trade and foreign investment; the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; variations in protection of intellectual property and other legal rights; more expansive legal rights of foreign unions; the potential for nationalization of enterprises; unsettled political conditions and possible terrorist attacks against United States’ or other interests. In addition, there are potential tax inefficiencies in repatriating funds from non-U.S. subsidiaries.

These and other factors may have a material adverse effect on our international operations and, therefore, on our business, results of operations and financial condition.

Work stoppages or other labor issues at our facilities or the facilities of our customers or suppliers could adversely affect our operations.

Due to normal and ordinary labor negotiations or as a result of a specific labor dispute, a work stoppage may occur in our facilities or those of our customers or other suppliers. The turbulence in the automotive industry and actions being taken to address negative industry trends may have the side effect of exacerbating labor relations problems which could increase the possibility of such a work stoppage. If any of our customers experience a material work stoppage, either directly or as a result of a work stoppage at another supplier, that customer may halt or limit the purchase of our products. Similarly, a work stoppage at our facilities or one of our own suppliers could limit or stop our production of the affected products. Such interruptions in our production could have a material adverse effect on our business, results of operations and financial condition.

Our annual effective tax rate could be volatile and materially change as a result of changes in mix of earnings and other factors.

The overall effective tax rate is equal to our total tax expense as a percentage of our total earnings before tax. However, tax expense and benefits are not recognized on a global basis but rather on a jurisdictional or legal entity basis. Losses in certain jurisdictions provide no current financial statement tax benefit. As a result, changes in the mix of earnings between jurisdictions, among other factors, could have a significant impact on our overall effective tax rate.

We may be adversely affected by environmental and safety regulations or concerns.

Laws and regulations governing environmental and occupational safety and health are complicated, change frequently and have tended to become stricter over time. As a manufacturing company, we are subject to these laws and regulations both inside and outside of the United States. We may not be in complete compliance with such laws and regulations at all times. Our costs or liabilities relating to them may be more than the amount we have reserved, of which the difference may be material. Regarding Superfund sites, where we and either Chrysler or GM are both potentially responsible parties, our costs or liabilities may increase because of the discharge of certain claims in the Chapter 11 bankruptcy proceedings of Chrysler and GM. We have spent money to comply with environmental requirements. In addition, certain of our subsidiaries are subject to pending litigation raising various environmental and health and safety claims, including certain asbestos-related claims. While our annual costs to defend and settle these claims in the past have not been material, we cannot assure you that this will remain so in the future.

Developments or assertions by or against us relating to intellectual property rights could materially impact our business.

We own significant intellectual property, including a large number of patents, trademarks, copyrights and trade secrets, and are involved in numerous licensing arrangements. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve. Developments or assertions by or against us relating to intellectual property rights could materially impact our business.

Because Blackstone owns a substantial percentage of our stock, the influence of our public stockholders over significant corporate actions will be limited, and conflicts of interest between Blackstone and us or our public stockholders could arise in the future.

Currently an affiliate of The Blackstone Group L.P. (“Blackstone”) beneficially owns approximately 45% of our outstanding shares of common stock. As a result, Blackstone has a significant voting block with respect to all matters submitted to our stockholders, including the election of our directors and our decisions to enter into any corporate transaction, and its vote may be difficult to overcome on any transaction that requires the approval of stockholders.

Use of Proceeds

In the case of a sale of securities by us, the use of proceeds will be specified in the accompanying prospectus supplement. In the case of a sale of securities by any selling stockholder, we will not receive any of the proceeds from such sale.

Description of Common Stock

In this section, we describe material features and rights of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and our second amended and restated certificate of incorporation (our “certificate of incorporation”) and third amended and restated by-laws (our “by-laws”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our authorized capital stock consists of (i) 500,000,000 shares of common stock, par value $0.01 per share, of which 101,463,256 shares were issued and outstanding as of August 6, 2009, and (ii) 250,000,000 shares of preferred stock, par value $0.01 per share, including 500,000 shares of Series A junior participating preferred stock of which no shares are currently issued and outstanding.

Common Stock

Voting Rights.  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights.  Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights.  Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of the assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters.  The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Each share of our common stock has associated with it the right to purchase one share of Series A junior participating preferred stock under our Rights Agreement, dated as of January 23, 2004, between us and National City Bank (the “rights agreement”).

Series A Junior Participating Preferred Stock

Our board of directors has the authority to issue shares of Series A junior participating preferred stock from time to time and to increase the number of authorized shares of Series A junior participating preferred stock. The Series A junior participating preferred stock rank junior to all other preferred stock, but senior to our common stock. The holders of Series A junior participating preferred stock vote with the holders of our common stock as a single class, unless otherwise required by law, and are entitled to 1,000 votes per share. The board of directors may not effect any amendment to the terms of the Series A junior participating preferred stock which would adversely affect the rights, powers and preferences thereof without the prior approval of the holders of two-thirds of the then outstanding Series A junior participating preferred stock. The holders of our Series A junior participating preferred stock are entitled to receive dividends equal to the greater of $1 per share and an amount equal to 1000 times the aggregate per share amount of any dividends declared on the common stock. In the event we are subject to any liquidation, dissolution or winding up, the holders of Series A junior participating preferred stock are entitled to receive an aggregate per share liquidation payment of 1000 times the payment made per share of common stock. The Series A junior participating preferred stock may not be redeemed.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and By-laws

Certain provisions of our certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board

Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

Removal of Directors; Vacancies

Under the Delaware General Corporation Law (“DGCL”), unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation and by-laws provide that unless otherwise provided in the stockholders agreement, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation and by-laws also provide that unless otherwise provided in the stockholders agreement, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our certificate of incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by the chairman of our board or the President or Secretary at the direction of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or by-laws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in our certificate of incorporation and by-laws may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote:

•	classified board (the election and term of our directors);

•	the removal of directors;

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in our board of directors and the chairman of our board;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with an 80% supermajority vote.

In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and by-laws, as well as an indemnification agreement executed with each of our directors and executive officers, provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rights Agreement

Under our rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a purchase price of $115.00, subject to adjustment, one one-thousandth of a share of Series A junior participating preferred stock under circumstances provided for in the rights agreement.

The purpose of our rights agreement is to:

•	give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

•	deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

•	prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer.

Until a “distribution date” occurs, the rights will:

•	not be exercisable;

•	be represented by the same certificate that represents the shares with which the rights are associated; and

•	trade together with those shares.

The rights will expire at the close of business on January 22, 2014, unless earlier redeemed or exchanged by us.

Following a “distribution date,” the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock.

A “distribution date” would occur upon the earlier of:

•	ten days after a public announcement that a person has become an “acquiring person,” or

•	ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an “acquiring person.”

Under our rights agreement, a person becomes an “acquiring person” if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock. However, an “acquiring person” shall not include us, any of our subsidiaries, any of our employee benefit plans, any person or entity acting pursuant to such employee benefit plans, Automotive Investors L.L.C. or any affiliates thereof or any transferees thereof of at least 15% of our then outstanding common stock or, subject to limitations on their ability to acquire additional shares of common stock, Northrop Grumman and certain of its subsidiaries. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.

If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value equal to two times the purchase price. If, following a public announcement that a person has become an acquiring person:

•	we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

•	50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of shares of common stock of the surviving entity having a market value equal to two times the purchase price.

After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding shares of common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A junior participating preferred stock, or of a share of our preferred stock having equivalent rights, preferences and privileges, for each right.

At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

A holder of rights will not, as such, have any rights as our stockholder, including rights to vote or receive dividends.

For so long as the rights are redeemable, our board of directors may amend any provisions in the rights agreement without the approval of any holders of the rights. At any time when the rights are no longer redeemable, our board of directors may amend the provisions of our rights agreement without the approval of any holders of the rights in order to:

•	cure any ambiguity;

•	correct or supplement any provision contained in the rights agreement which may be defective or inconsistent with any other provisions in the rights agreement;

•	shorten or lengthen any time period under our rights agreement; or

•	change or supplement the provisions in the rights agreement in any manner which we may deem necessary or desirable;

provided, that no amendment adopted after the rights are no longer redeemable may adversely affect the interests of the holders of rights, and no such amendment may cause the rights again to become redeemable or cause the rights agreement again to become amendable other than in accordance with the amendment provision.

The distribution of the rights will not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable for our common stock or an acquiring company.

Delaware Anti-takeover Statute

We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

Transfer Agent and Registrar

National City Bank is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “TRW.”

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Where You Can Find Additional Information

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website at http://www.trw.com under “Investors” as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website, however, is not and should not be deemed a part of this prospectus.

Incorporation of Certain Information by Reference

The Commission allows us to “incorporate by reference” the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the applicable offering is completed.

•	our annual report on Form 10-K for the year ended December 31, 2008 (including the portions of our Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders filed with the Commission on April 3, 2009 that are incorporated by reference therein);

•	our quarterly reports on Form 10-Q for the quarters ended April 3, 2009 and July 3, 2009; and

•	our current reports on Form 8-K filed on January 13, 2009, February 24, 2009, April 29, 2009, May 20, 2009, June 2, 2009, June 26, 2009 and July 29, 2009 (two separate reports).

You may request a copy of these filings at no cost, by writing or calling us at:

TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(800) 219-7411
Attention: Director — Investor Relations

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

Plan of Distribution

We and/or the selling stockholders, if applicable, may sell the common stock from time to time in any of the following ways:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will set forth the terms of the offering of such shares of common stock, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them; and

•	the public offering price of the shares and the proceeds to us and/or the selling stockholders, if applicable, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We and/or the selling stockholders, if applicable, may effect the distribution of the shares from time to time in one or more transactions either:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of the sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Transactions through dealers may include block trades in which dealers will attempt to sell the common stock as agent but may position and resell the block as principal to facilitate the transaction. The common stock may be sold through dealers or agents or to dealers acting as market makers. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option).

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. Any underwriters, broker-dealers and agents that participate in the distribution of the securities may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

The common stock may be sold on any national securities exchange on which the common stock may be listed at the time of sale, in the over-the-counter market or in transactions otherwise than on such exchanges or in the over-the-counter market or in transactions that include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges.

We and/or the selling stockholders, if applicable, may enter into derivative transactions or forward sale agreements on shares of common stock with third parties. In such event, we or the selling stockholders may pledge the shares underlying such transactions to the counterparties under such agreements, to secure our or the selling stockholders’ delivery obligation. The counterparties or third parties may borrow shares of common stock from us, the selling stockholders or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we or the selling stockholders may deliver shares of common stock to the counterparties that, in turn, the counterparties may deliver to us, the selling stockholders or third parties, as the case may be, to close out the open borrowings of common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

A prospectus supplement may be used for resales from time to time by any holder of our securities that may acquire such shares of common stock upon an in-kind distribution by any existing security holder of all or a portion of such existing security holder’s shares to its limited and general partners. Such selling stockholders may include direct and indirect transferees, pledgees, donees and successors of the selling stockholders. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling stockholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate activities that may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Our common stock is listed on the New York Stock Exchange under the symbol “TRW.”

Agents and underwriters may be entitled to indemnification by us and the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Legal Matters

The validity of the common stock offered by this prospectus will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of funds controlled by The Blackstone Group L.P.

Experts

The (i) consolidated financial statements of TRW Automotive Holdings Corp. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 appearing in TRW Automotive Holdings Corp.’s Current Report on Form 8-K filed with the Commission on July 29, 2009, (ii) the related financial statement schedule included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (“Form 10-K”), and (iii) the effectiveness of TRW Automotive Holdings Corp.’s internal control over financial reporting as of December 31, 2008, appearing in the Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and related financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table lists the expenses expected to be incurred in connection with the preparation and filing of the registration statement, including amendments thereto, and the printing and distribution of the prospectus contained therein, all of which will be paid by the registrant. All amounts listed below, other than the Securities and Exchange Commission registration fee, are estimates.

Securities and Exchange Commission registration fee	(1)
FINRA Filing Fee	(2)
NYSE Supplemental Listing Fee	(2)
Printing and duplicating expenses	(2)
Accounting fees and expenses	(2)
Legal fees and expenses	(2)
Blue Sky Fees and Expenses	(2)
Miscellaneous expenses	(2)
Total	(2)

(1)	Deferred in reliance on Rule 456(b) and 457(r).

(2)	The amount of these expenses is not presently known.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant is a Delaware Corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Article VIII of the registrant’s Third Amended and Restated By-Laws and Article IX of the registrant’s Second Amended and Restated Certificate of Incorporation provide that, except as otherwise provided by the DGCL, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that the registrant may indemnify directors and officers of the registrant to the fullest extent permitted by the DGCL.

Article IX of the registrant’s Second Amended and Restated Certificate of Incorporation provides that, with respect to third party claims, the registrant, to the fullest extent permitted and in the manner required by the laws of the State of Delaware, as in effect from time to time shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the registrant), by reason of the fact that such person is or was a director or officer of the registrant, or, if at a time when he or she was a director or officer of the registrant, is or was serving at the request of, or to represent the interests of, the registrant as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association (an “Affiliated Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that (i) the registrant shall not be obligated to indemnify a director or officer of the registrant or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chairman, a Vice Chairman or the President of the registrant and (ii) the registrant shall not be obligated to indemnify against any amount paid in settlement unless the registrant has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such person against the registrant or any Affiliated Entity or any person who is or was a director, officer, partner, member, fiduciary, employee or agent of the registrant or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification may be provided by the registrant in a specific case as permitted by the Third Amended and Restated By-laws.

The registrant’s Third Amended and Restated By-laws also provide that, with respect to derivative claims, the registrant, to the fullest extent permitted and in the manner required by the laws of the State of Delaware, as in effect from time to time shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, if at a time when he or she was a director or officer of the registrant, is or was serving at the request of, or to represent the interests of, the registrant as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper; provided, however, that the registrant shall not be obligated to indemnify a director or officer of the registrant or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action or suit to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof, or the Chairman, a Vice Chairman or the President of the Corporation. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit in the right of the registrant commenced by such Person, but such indemnification may be provided by the registrant in any specific case as permitted under the Third Amended and Restated By-laws.

The registrant’s indemnification agreement executed with each of the registrant’s directors and executive officers (each, an “Indemnitee”) provides that the registrant will indemnify each Indemnitee, to the fullest extent permitted by law, in connection with (among other things) the Indemnitee’s capacity as a director, officer, employee or agent of the registrant. This obligation includes, subject to certain terms and conditions, indemnification for any expenses (including reasonable attorneys’ fees), judgments, fines, penalties and settlement amounts actually and reasonably incurred by the Indemnitee in connection with any threatened or pending action, suit or proceeding. The registrant may be required to advance such expenses, in which case, the Indemnitee will be obligated to reimburse the registrant for the amounts advanced if it is later determined that the Indemnitee is not entitled to indemnification for such expenses. However, the registrant is not obligated under the indemnification agreement to indemnify any Indemnitee in connection with:

•	any settlement amount absent the registrant’s prior written consent to such settlement (which is not to be unreasonably withheld);

•	any claim for so-called “short-swing” profits made by the Indemnitee from trading securities of the registrant or any reimbursement of the registrant by the Indemnitee of certain compensation or stock profits, as required under the clawback provisions of the Sarbanes-Oxley Act or relating to prohibited securities sales during pension fund blackout periods; or

•	in connection with any action, suit or proceeding (or portion thereof) initiated by the Indemnitee without prior Board authorization.

Further, the indemnification provided under the indemnification agreement is not exclusive of any other indemnity rights, but the Indemnitee will not be entitled to double payment.

The registrant has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur.

ITEM 16.	EXHIBITS.

See Index to Exhibits.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on August 10, 2009.

TRW Automotive Holdings Corp.

By:	/s/ Joseph S. Cantie
Name:     Joseph S. Cantie

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph S. Cantie and Peter R. Rapin or either of them, his or her attorneys-in-fact and agents, each with the power of substitution, for him or her in any and all capacities to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Plant John C. Plant	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2009

/s/ Joseph S. Cantie Joseph S. Cantie	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 10, 2009

/s/ Tammy S. Mitchell Tammy S. Mitchell	Controller (Principal Accounting Officer)	August 10, 2009

/s/ James F. Albaugh James F. Albaugh	Director	August 10, 2009

/s/ Francois J. Castaing Francois J. Castaing	Director	August 10, 2009

/s/ Robert L. Friedman Robert L. Friedman	Director	August 6, 2009

Signature	Title	Date

/s/ Michael R. Gambrell Michael R. Gambrell	Director	August 10, 2009

/s/ J. Michael Losh J. Michael Losh	Director	August 10, 2009

/s/ Jody G. Miller Jody G. Miller	Director	August 10, 2009

/s/ Paul H. O’Neill Paul H. O’Neill	Director	August 10, 2009

/s/ Neil P. Simpkins Neil P. Simpkins	Director	August 10, 2009

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

1.1	Form of Common Stock Underwriting Agreement
3.1	Second Amended and Restated Certificate of Incorporation of TRW Automotive Holdings Corp. (Incorporated by reference to Exhibit 3.1 to the Annual Report for the fiscal year ended December 31, 2003 on Form 10-K of TRW Automotive Holdings Corp. (File No. 001-31970) filed on March 29, 2004)
3.2	Third Amended and Restated By-Laws of TRW Automotive Holdings Corp. (Incorporated by reference to Exhibit 3.2 to the Current Report Form 8-K of TRW Automotive Holdings Corp. (File No. 001-31970) filed on November 17, 2004)
4.1	Form of Certificate of Common Stock (Incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Registration Statement on Form S-1 of TRW Automotive Holdings Corp. (File No. 333-110513) filed on January 26, 2004)
4.2	Form of Rights Agreement dated January 23, 2004 between TRW Automotive Holdings Corp. and National City Bank as Rights Agent (Incorporated by reference to Exhibit 4.21 (filed as Exhibit 6) to Amendment No. 5 to the Registration Statement on Form S-1 of TRW Automotive Holdings Corp. (File No. 333-110513) filed on January 26, 2004)
5.1	Opinion of Simpson Thacher & Bartlett LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Simpson Thacher & Bartlett LLP (included in Opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page hereto)